Exhibit 99.1
For Immediate Release

ORIGIN BANCORP, INC. REPORTS EARNINGS FOR SECOND QUARTER 2020
RUSTON, Louisiana (July 22, 2020) - Origin Bancorp, Inc. (Nasdaq: OBNK) ("Origin" or the "Company"), the holding company for Origin Bank (the "Bank"), today announced net income of $5.0 million for the quarter ended June 30, 2020. This represents an increase of $4.2 million from the quarter ended March 31, 2020, and a decrease of $7.3 million from the quarter ended June 30, 2019. Diluted earnings per share for the quarter ended June 30, 2020, was $0.21, up $0.18 from the linked quarter and down $0.31 from the quarter ended June 30, 2019. Pre-tax pre-provision earnings for the quarter was $27.1 million, a 44.0% increase on a linked quarter basis, and a 59.2% increase on a prior year quarter basis, while the efficiency ratio declined to 58.5%, a 722 basis point decrease from the linked quarter.
“I am extremely proud of how our employees have risen to meet each and every challenge that has come our way in 2020, and how they continue to make decisions that reflect the values and purpose that have been our foundation for more than a century,” said Drake Mills, chairman, president and CEO of Origin Bancorp, Inc. “As we continue to work through the uncertainty surrounding the coronavirus pandemic, Origin remains focused on achieving our goals and strategically positioning the Company to provide long-term value to customers, shareholders, employees and communities.”
Financial Highlights
•Net income for the quarter ended June 30, 2020, was $5.0 million, compared to $753,000 for the linked quarter and $12.3 million for the quarter ended June 30, 2019.
•Pre-tax pre-provision earnings hit an historic high of $27.1 million for the quarter ended June 30, 2020, compared to $18.9 million for the linked quarter and $17.1 million for the quarter ended June 30, 2019.
•Diluted earnings per share for the quarter ended June 30, 2020, were $0.21, compared to $0.03 for the linked quarter and $0.52 for the quarter ended June 30, 2019.
•Provision expense was $21.4 million for the quarter ended June 30, 2020, compared to provision expense of $18.5 million for the linked quarter and $2.0 million for the quarter ended June 30, 2019.
•Growth in total loans held for investment ("LHFI") was robust, totaling $5.31 billion at June 30, 2020, an increase of $831.0 million, or 18.5%, from March 31, 2020, and an increase of $1.33 billion, or 33.3%, from June 30, 2019. LHFI growth, excluding Paycheck Protection Plan ("PPP") loans, net of deferred fees and costs, increased $281.9 million, or 6.3%, compared to March 31, 2020, and $778.5 million, or 19.5%, compared to June 30, 2019.
•Total deposits at June 30, 2020, were $5.37 billion, an increase of $816.0 million, or 17.9%, compared to $4.56 billion at March 31, 2020, and an increase of $1.52 billion, or 39.4%, compared to $3.86 billion, at June 30, 2019.
•Book value per common share was $26.16 at June 30, 2020, compared to $25.84 at March 31, 2020. Tangible book value per common share was $24.84 at June 30, 2020, compared to $24.51 at March 31, 2020.
•Noninterest income hit a new historic high for the quarter ended June 30, 2020, driven by $10.7 million in mortgage banking revenue for the current quarter compared to $2.8 million for the linked quarter and $3.3 million for the quarter ended June 30, 2019.
•PPP loans, gross of deferred fees and costs, totaled $563.6 million, at June 30, 2020, supporting approximately 63,300 jobs impacted by COVID-19.

Coronavirus (COVID-19)
Origin has continued to meet customers' needs while keeping the safety and well-being of its employees and customers as its top priority. In addition to the COVID-19 precautions referenced in the Company's earnings release for the first quarter of 2020, the Company has enacted a number of additional targeted safety precautions, including requiring employees to wear face masks unless working in an office or location that permits social distancing, enhancing the Company's sanitation protocols, implementing return to work screening protocols following potential exposures and/or subsequent to employee travel as well as other measures consistent with applicable federal, state, and local guidelines to promote the safety and health of the Company’s employees and customers. The Company's offices and branches all remained open during the second quarter, with all drive-thrus fully operational, however, lobby access is by appointment. As of June 30, 2020, approximately 33% of the Company's employees were working remotely. Origin is closely monitoring and re-evaluating the ongoing effects of COVID-19 on the Company, its employees and its customers, as well as federal, state and local guidelines in the jurisdictions in which it operates.
Credit Quality
The COVID-19 pandemic has continued to have a severe impact on the U.S. economy leading to severe unemployment and a recession. Consequently, the deteriorating economic outlook affected the Company’s earnings for the second quarter and caused the Company to significantly increase its allowance for credit losses during the first half of 2020.
The Company recorded provision expense of $21.4 million for the quarter ended June 30, 2020, compared to provision expense of $18.5 million for the linked quarter and $2.0 million for the quarter ended June 30, 2019. The increase in provision expense from the linked quarter was driven by the effect of the COVID-19 pandemic on the economy, particularly due to higher levels of unemployment and extensive uncertainty regarding expectations of an economic recovery which extended our estimate of the loss reversion period from 12 months to 18 months, thereby impacting key qualitative factors within the Company's provision model. The increase from June 30, 2019, was primarily driven by the economic uncertainty affecting the key business sectors as discussed below.
Due to the ongoing economic impact of the COVID-19 pandemic and governmental efforts to contain it, the Company believes that certain sectors of the U.S. economy may be more affected than others. Some of the sectors that may experience a more significant impact include assisted living, nonessential retail, restaurants, energy and hotels. Excluding PPP loans, at June 30, 2020, the Company had $547.6 million, or 11.5%, of its LHFI invested in these sectors and, while the Company has significantly increased its allowance for credit losses in the event the Company's loan portfolio experiences losses in the future, the allowance is a current estimate and may be subject to change. Excluding PPP loans, nonperforming LHFI in these sectors impacted by COVID-19 was $7.6 million at June 30, 2020, while past due LHFI, excluding PPP loans, defined as loans 30 days or more past due, as a percentage of LHFI, excluding PPP loans, in these sectors impacted by COVID-19, was 1.3% at June 30, 2020. For more information on Origin’s COVID-19 impacted sectors, please see the Investor Presentation furnished to the SEC on July 22, 2020, and on Origin's website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link.
During the quarter ended June 30, 2020, the Company had net charge-offs of $6.5 million compared to net charge-offs of $1.1 million for the linked quarter. The Company's net charge-off ratio for the quarter ended June 30, 2020, was 0.53%, compared to 0.11% for the quarter ended March 31, 2020. Total nonperforming LHFI were $30.0 million at June 30, 2020, compared to $33.0 million and $30.5 million at March 31, 2020, and June 30, 2019, respectively. The reduction in nonperforming loans from March 31, 2020, was positively impacted by our sale of an assisted living loan for $3.2 million and charge-offs of $5.9 million of existing nonperforming loans during the quarter, and was offset by three new nonaccrual loan relationships that totaled $6.7 million at June 30, 2020.
Allowance for credit losses on loans as a percentage of LHFI was 1.33% at June 30, 2020, compared to 1.25% and 0.92% at March 31, 2020, and June 30, 2019, respectively. Excluding PPP loans and mortgage warehouse lines of credit, the allowance for credit losses on loans as a percentage of total LHFI was 1.75% at June 30, 2020. The allowance for credit losses on loans as a percentage of nonperforming LHFI was 234.53% at June 30, 2020, compared to 169.72% and 120.36% at March 31, 2020, and June 30, 2019, respectively. The increase in the allowance for credit losses was primarily due to the expected impact of COVID-19 on the Company's loan portfolio. Classified assets increased 25.4% to $100.3 million at June 30, 2020, compared to $80.0 million at March 31, 2020, and $80.1 million at June 20, 2019, primarily due to the deteriorating financial condition of borrowers impacted by the COVID-19 pandemic. Excluding PPP loans, classified loans as a percentage of LHFI and as a percentage of total risk-based capital (at the Origin Bancorp, Inc. level) were 2.02% and 13.46%, respectively, at June 30, 2020, reflecting a small increase from 1.92% and 12.87%, respectively, at June 30, 2019. As more information becomes available, including ongoing evaluation of the economic impact of the COVID-19 pandemic on the Company and its borrowers, the Company will update its allowance analysis, which could lead to further increases to its allowance for credit losses on loans.

Total past due LHFI as a percentage of LHFI, was 0.45% (0.50% excluding PPP loans) at June 30, 2020, compared to 1.14% at March 31, 2020, and 0.80% at June 30, 2019. Past due LHFI have decreased for the comparable periods primarily due to COVID-19 forbearances granted in conjunction with the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) despite noncompliance with the loans’ contractual terms.
Results of Operations for the Three Months Ended June 30, 2020
Net Interest Income and Net Interest Margin
Net interest income for the quarter ended June 30, 2020, was $46.3 million, an increase of $3.5 million, or 8.1%, compared to the linked quarter. The largest factor in the increase was a $3.6 million decrease in deposit costs during the current quarter compared to the linked quarter, combined with a $3.1 million increase in income on PPP loans and $2.0 million increase in income on mortgage warehouse loans. These net interest income benefits were primarily offset by a decrease in interest on all other loan categories due to declining loan yields.
Interest-bearing deposit expense decreased to $6.6 million during the current quarter, compared to $10.3 million for the quarter ended March 31, 2020, which was primarily caused by a reduction in deposit rates. The average cost of savings and interest-bearing transaction accounts decreased to 0.51% for the current quarter, from 1.05% for the linked quarter, which was partially offset by a $188.6 million increase in the average balance of savings and interest-bearing transaction accounts. The decrease in the cost of interest-bearing deposit accounts was primarily due to the Company's efforts to reduce rates on deposit accounts to offset falling interest rates on loans. The average balance of Federal Home Loan Bank ("FHLB") advances and other borrowings increased by $359.6 million primarily due to a $300.0 million short-term FHLB advance obtained in March 2020 that matured on June 25, 2020.
The fully tax-equivalent net interest margin ("NIM") was 3.09% for current quarter, a 35 basis point decrease from the linked quarter and a 61 basis point decrease from the quarter ended June 30, 2019. Excluding PPP loans, the fully tax-equivalent NIM was 3.15%, a 29 basis point decrease from the linked quarter. The yield earned on interest-earning assets was 3.65%, a 72 basis point and a 120 basis point decrease compared to the linked quarter and the quarter ended June 30, 2019, respectively. Excluding PPP loans, the yield earned on interest-earning assets was 3.75%, a 62 basis point decrease compared to the linked quarter. The rate paid on total interest-bearing liabilities for the quarter ended June 30, 2020, was 0.89%, representing a decrease of 48 basis points and 79 basis points compared to the linked quarter and the quarter ended June 30, 2019, respectively. The Company experienced margin compression on a linked quarter basis primarily caused by decreasing loan yields driven by declining short-term interest rates over the last several quarters. If the current low interest rate environment persists or if interest rates continue to decline, the Company may experience further margin compression due to both maturing assets and floating rate assets repricing at lower rates.
Noninterest Income
Noninterest income for the quarter ended June 30, 2020, was $19.1 million, an increase of $6.9 million, or 57.1%, from the linked quarter. The increase from the linked quarter was primarily driven by an increase of $7.9 million in mortgage banking revenue and a $851,000 increase in swap fee income, offset by a $883,000 increase in the loss on sales and disposal of other assets.
The 287.0% increase in mortgage banking revenue compared to the linked quarter was primarily driven by increases in gain on sale of mortgage loans, reflecting increased volume in the mortgage pipeline due to higher purchases and refinance activity during the quarter. The increase in swap fees was driven by the current low market rate environment that allowed customers to obtain low fixed rates for longer terms using swaps.
The increase in loss on sales and disposals of other assets was primarily due to the decline in value and subsequent write down of two commercial real estate owned properties during the quarter.
Noninterest Expense
Noninterest expense for the quarter ended June 30, 2020, was $38.2 million, an increase of $2.1 million, or 5.9%, compared to the linked quarter. The increase from the linked quarter was largely driven by an increase of $2.1 million in salaries and employee benefits expense, offset by a $328,000 decrease in professional fees for the linked quarter. The increase in salaries and employee benefits expense over the linked quarter was primarily due to $1.5 million in incentive compensation allocated to employees for their significant efforts in delivering $563.6 million in PPP loans, gross of deferred loans and fees, during the quarter. Commissions also increased $1.1 million from the linked quarter primarily due to higher mortgage production. Medical self-insurance costs increased $606,000 primarily due to higher medical claims. These increases were offset by $1.5 million of increased cost deferral on loan originations from more than 3,000 PPP loans originated by Origin's bankers.
Professional fees declined on a linked quarter basis, driven by a $278,000 decline in corporate legal costs. Professional fees were generally consistent with the amounts recognized in the quarter ended June 30, 2019.
Financial Condition
Loans
Total LHFI at June 30, 2020, were $5.31 billion, an increase of $831.0 million, or 18.5%, compared to $4.48 billion at March 31, 2020, and an increase of $1.33 billion, or 33.3%, compared to $3.98 billion at June 30, 2019. The increase in LHFI when compared to March 31, 2020, was primarily reflected in commercial and industrial loans and mortgage warehouse lines of credit, which increased $407.0 million and $331.9 million, respectively. The increase in commercial and industrial loans was primarily due to $549.1 million in loans, net of deferred fees and costs, generated under the PPP. The increase in mortgage warehouse lines of credit was primarily due to increased activity due to the low interest rate environment during the quarter.
For the quarter ended June 30, 2020, average LHFI were $4.92 billion, an increase of $803.9 million, or 19.5%, from $4.12 billion for the linked quarter. The increase in average LHFI was caused by the same drivers discussed in the previous paragraph.
Deposits
Total deposits at June 30, 2020, were $5.37 billion, an increase of $816.0 million, or 17.9%, compared to $4.56 billion at March 31, 2020, and an increase of $1.52 billion, or 39.4%, compared to $3.86 billion, at June 30, 2019. Noninterest-bearing deposits increased $468.9 million, or 42.0%, compared to the linked quarter and $581.2 million, or 57.9%, compared to the quarter ended June 30, 2019. Money market and brokered deposits contributed an increase of $227.4 million and $55.7 million, respectively, compared to the linked quarter and $512.5 million and $326.7 million, respectively, when compared to the quarter ended June 30, 2019.
Average total deposits for the quarter ended June 30, 2020, increased by $639.6 million, or 14.8%, over the linked quarter primarily due to an increase of $421.4 million in average noninterest-bearing business deposits. The increase was primarily due to PPP loan proceeds that were deposited into customer accounts.
For the quarter ended June 30, 2020, average noninterest-bearing deposits as a percentage of total average deposits was 31.8%, compared to 25.4% for the quarter ended March 31, 2020, and 26.1% for the quarter ended June 30, 2019.
Borrowings
Average FHLB advances and other borrowings for the quarter ended June 30, 2020, increased by $359.6 million, or 120.8%, compared to the quarter ended March 31, 2020 and increased by $221.1 million, or 50.7% over the quarter ended June 30, 2019. The Company entered into a $300.0 million short-term FHLB advance with a fixed interest rate of 0.295% in March 2020, that due to the timing of the advance and the maturity date, had a significant impact on the average FHLB advances and other borrowings for the quarter ended June 30, 2020. The advance matured on June 25, 2020, and the Company replaced a portion of the funds with $113.4 million in borrowings under the PPP Liquidity Facility.
Stockholders' Equity
Stockholders' equity was $614.8 million at June 30, 2020, an increase of $8.2 million, or 1.3%, compared to $606.6 million at March 31, 2020, and an increase of $30.5 million, or 5.2%, compared to $584.3 million at June 30, 2019. The increase from the linked quarter was primarily due to net income for the quarter of $5.0 million and other comprehensive income of $4.8 million. The increase from the June 30, 2019, quarter was primarily caused by retained earnings and other comprehensive income during the intervening period, which were partially offset by a stock repurchase transaction in the quarter ended September 30, 2019.
Conference Call
Origin will hold a conference call to discuss its second quarter 2020 results on Thursday, July 23, 2020, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial (844) 695-5516; International: (412) 902-6750 and request to be joined into the Origin Bancorp, Inc. (OBNK) call. A simultaneous audio-only webcast may be accessed via Origin's website at www.origin.bank under the Investor Relations, News & Events, Events & Presentations link or directly by visiting https://services.choruscall.com/links/obnk200724.html.

If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin's website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.
About Origin Bancorp, Inc.
Origin is a financial holding company for Origin Bank, headquartered in Ruston, Louisiana, which provides a broad range of financial services to small and medium-sized businesses, municipalities, high net-worth individuals and retail clients from 43 banking centers, located from Dallas/Fort Worth, Texas across North Louisiana to Central Mississippi, as well as in Houston, Texas. For more information, visit www.origin.bank.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin's future financial performance, business and growth strategy, projected plans and objectives, including the Company’s loan loss reserves and allowance for credit losses related to the COVID-19 pandemic and any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including expectations regarding continued low interest rates or interest rate cuts by the Federal Reserve and the resulting impact on Origin's results of operations and expectations regarding the Company's liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin's control. Statements preceded by, followed by or that otherwise include the words "anticipates," "believes," "estimates," "expects," “foresees,” "intends," "plans," "projects," and similar expressions or future or conditional verbs such as "could," "may," “might,” "should," "will," and "would" or variations of such terms are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin's future results and cause actual results to differ materially from those indicated in the forward-looking statements include: the duration and impacts of the COVID-19 global pandemic and efforts to contain its transmission, including the effect of these factors on Origin’s business, customers and economic conditions generally, as well as the impact of the actions taken by governmental authorities to address the impact of COVID-19 on the United States economy, including, without limitation, the CARES Act; deterioration of Origin's asset quality; factors that can adversely impact the performance of Origin’s loan portfolio, including real estate values and liquidity in Origin's primary market areas; the financial health of Origin's commercial borrowers and the success of construction projects that Origin finances; changes in the value of collateral securing Origin's loans; Origin’s ability to anticipate interest rate changes and manage interest rate risk; the effectiveness of Origin’s risk management framework and quantitative models; Origin’s inability to receive dividends from Origin Bank and to service debt, pay dividends to Origin’s common stockholders, repurchase Origin’s shares of common stock and satisfy obligations as they become due; business and economic conditions generally and in the financial services industry, nationally and within Origin's primary market areas; changes in Origin’s operation or expansion strategy or Origin's ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin's ability to maintain important customer relationships, reputation or otherwise avoid liquidity risks; increasing costs as Origin grows deposits; operational risks associated with Origin’s business; volatility and direction of market interest rates; increased competition in the financial services industry, particularly from regional and national institutions; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated; an increase in unemployment levels and slowdowns in economic growth; Origin's level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in Origin's loan portfolio; changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, as well as tax, trade, monetary and fiscal matters; periodic changes to the extensive body of accounting rules and best practices; further government intervention in the U.S. financial system; compliance with governmental and regulatory requirements, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and others relating to banking, consumer protection, securities and tax matters; Origin's ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; changes in the utility of Origin's non-GAAP liquidity measurements and its underlying assumptions or estimates; uncertainty regarding the future of the London Interbank Offered Rate and the impact of any replacement alternatives on Origin’s business; natural disasters and adverse weather events, acts of terrorism, an outbreak of hostilities, regional or national protests and civil unrest (including any resulting branch closures or property damage), widespread illness or public health outbreaks or other international or domestic calamities, and other matters beyond Origin’s control; and system failures, cybersecurity threats and/or security breaches and the cost of defending against them. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Origin's most recent Annual Report on Form

10-K filed with the Securities and Exchange Commission and any updates to those sections set forth in Origin's subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin's underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Furthermore, many of these risks and uncertainties are currently amplified by and may continue to be amplified by or may, in the future, be amplified by, the recent outbreak of the COVID-19 pandemic and the impact of varying governmental responses, including the CARES Act, that affect Origin's customers and the economies where they operate. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin's behalf may issue. Annualized, pro forma, adjusted, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.
Contact:
Chris Reigelman, Origin Bancorp, Inc.
318-497-3177 / chris@origin.bank

Origin Bancorp, Inc.
Selected Quarterly Financial Data

	At and for the three months ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Income statement and share amounts	(Dollars in thousands, except per share amounts, unaudited)
Net interest income	$46,290	$42,810	$44,095	$44,622	$42,969
Provision for credit losses	21,403	18,531	2,377	4,201	1,985
Noninterest income	19,076	12,144	10,818	12,880	11,176
Noninterest expense	38,220	36,097	36,534	35,064	37,095
Income before income tax expense	5,743	326	16,002	18,237	15,065
Income tax (benefit) expense	786	(427)	3,175	3,620	2,782
Net income	$4,957	$753	$12,827	$14,617	$12,283
Pre-tax, pre-provision ("PTPP") earnings (1)	$27,146	$18,857	$18,379	$22,438	$17,050
Basic earnings per common share	$0.21	$0.03	$0.55	$0.62	$0.52
Diluted earnings per common share	0.21	0.03	0.55	0.62	0.52
Dividends declared per common share	0.0925	0.0925	0.0925	0.0925	0.0325
Weighted average common shares outstanding - basic	23,347,744	23,353,601	23,323,292	23,408,499	23,585,040
Weighted average common shares outstanding - diluted	23,466,326	23,530,212	23,529,862	23,606,956	23,786,646

Balance sheet data
Total LHFI	$5,312,194	$4,481,185	$4,143,195	$4,188,497	$3,984,597
Total assets	6,643,909	6,049,638	5,324,626	5,396,928	5,119,625
Total deposits	5,372,222	4,556,246	4,228,612	4,284,317	3,855,012
Total stockholders' equity	614,781	606,631	599,262	588,363	584,293

Performance metrics and capital ratios
Yield on LHFI	4.09%	4.85%	4.95%	5.23%	5.29%
Yield on interest earnings assets	3.65	4.37	4.56	4.81	4.85
Rate on interest bearing deposits	0.79	1.28	1.44	1.59	1.61
Rate on total deposits	0.54	0.95	1.04	1.16	1.19
Net interest margin, fully tax equivalent	3.09	3.44	3.58	3.69	3.70
Net interest margin, excluding PPP loans, fully tax equivalent (2)	3.15	N/A	N/A	N/A	N/A
Return on average stockholders' equity (annualized)	3.23	0.50	8.51	9.85	8.54
Return on average assets (annualized)	0.31	0.06	0.97	1.12	0.98
PTPP return on average stockholders' equity (annualized) (1)	17.67	12.41	12.19	15.13	11.86
PTPP return on average assets (annualized) (1)	1.69	1.40	1.38	1.72	1.36
Efficiency ratio (3)	58.47	65.69	66.53	60.98	68.51
Book value per common share	$26.16	$25.84	$25.52	$25.06	$24.58
Tangible book value per common share (1)	24.84	24.51	24.18	23.70	23.22
Common equity tier 1 to risk-weighted assets (4)	10.35%	10.86%	11.74%	11.43%	11.93%
Tier 1 capital to risk-weighted assets (4)	10.52	11.04	11.94	11.63	12.13
Total capital to risk-weighted assets (4)	12.92	13.38	12.76	12.45	12.97
Tier 1 leverage ratio (4)	9.10	10.71	10.91	10.88	11.10
____________________________
(1)PTPP earnings, PTPP return on average stockholders' equity, PTPP return on average assets and tangible book value per common share are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their comparable GAAP measures, please see page 14.
(2)Net interest margin, excluding PPP loans, fully tax equivalent is calculated by removing average PPP loans from average interest earning assets, and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(3)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.
(4)June 30, 2020, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income

	Three months ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Interest and dividend income	(Dollars in thousands, except per share amounts, unaudited)
Interest and fees on loans	$50,722	$50,049	$52,331	$53,932	$51,461
Investment securities-taxable	2,732	2,712	2,640	2,786	3,208
Investment securities-nontaxable	1,391	758	772	826	871
Interest and dividend income on assets held in other financial institutions	619	1,497	976	1,262	1,523
Total interest and dividend income	55,464	55,016	56,719	58,806	57,063
Interest expense
Interest-bearing deposits	6,620	10,250	11,056	11,623	11,540
FHLB advances and other borrowings	1,641	1,351	1,428	2,420	2,415
Junior subordinated debentures	913	605	140	141	139
Total interest expense	9,174	12,206	12,624	14,184	14,094
Net interest income	46,290	42,810	44,095	44,622	42,969
Provision for credit losses	21,403	18,531	2,377	4,201	1,985
Net interest income after provision for credit losses	24,887	24,279	41,718	40,421	40,984
Noninterest income
Service charges and fees	2,990	3,320	3,488	3,620	3,435
Mortgage banking revenue	10,717	2,769	3,359	3,092	3,252
Insurance commission and fee income	3,109	3,687	2,428	3,203	3,036
Gain on sales of securities, net	—	54	—	20	—
(Loss) on sales and disposals of other assets, net	(908)	(25)	(38)	(132)	(166)
Limited partnership investment income (loss)	9	(429)	(267)	279	(418)
Swap fee income	1,527	676	151	1,351	172
Change in fair value of equity investments	—	—	—	—	367
Other fee income	607	466	440	414	360
Other income	1,025	1,626	1,257	1,033	1,138
Total noninterest income	19,076	12,144	10,818	12,880	11,176
Noninterest expense
Salaries and employee benefits	24,045	21,988	22,074	21,523	22,764
Occupancy and equipment, net	4,267	4,221	4,241	4,274	4,200
Data processing	2,075	2,003	1,801	1,763	1,810
Electronic banking	890	900	936	924	892
Communications	419	477	454	411	647
Advertising and marketing	610	711	991	930	1,089
Professional services	843	1,171	878	956	839
Regulatory assessments	766	615	679	(387)	691
Loan related expenses	1,509	1,142	1,400	1,315	790
Office and operations	1,344	1,441	1,632	1,712	1,849
Intangible asset amortization	287	299	302	302	353
Franchise tax expense	514	496	496	683	492
Other expenses	651	633	650	658	679
Total noninterest expense	38,220	36,097	36,534	35,064	37,095
Income before income tax expense	5,743	326	16,002	18,237	15,065
Income tax (benefit) expense	786	(427)	3,175	3,620	2,782
Net income	$4,957	$753	$12,827	$14,617	$12,283
Basic earnings per common share	$0.21	$0.03	$0.55	$0.62	$0.52
Diluted earnings per common share	0.21	0.03	0.55	0.62	0.52

Origin Bancorp, Inc.
Selected YTD Financial Data

	Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2020	2019
Income statement and share amounts	(Unaudited)	(Unaudited)
Net interest income	$89,100	$84,995
Provision for credit losses	39,934	2,990
Noninterest income	31,220	22,780
Noninterest expense	74,317	72,476
Income before income tax expense	6,069	32,309
Income tax expense	359	5,871
Net income	$5,710	$26,438
Basic earnings per common share (1)	$0.24	$1.12
Diluted earnings per common share(1)	0.24	1.11
Dividends declared per common share	0.185	0.065
Weighted average common shares outstanding - basic	23,350,673	23,577,335
Weighted average common shares outstanding - diluted	23,498,910	23,781,358

Performance metrics
Yield on LHFI	4.43%	5.28%
Yield on interest earning assets	3.98	4.86
Rate on interest bearing deposits	1.03	1.55
Rate on total deposits	0.73	1.15
Net interest margin, fully tax equivalent	3.25	3.75
Net interest margin, excluding PPP loans, fully tax equivalent (2)	3.28	N/A
Return on average assets (annualized)	0.19	1.08
Return on average stockholders' equity (annualized)	1.87	9.38
Efficiency ratio (3)	61.77	67.25
____________________________
(1)Due to the combined impact of the repurchase of common stock on the quarterly average common shares outstanding calculation compared to the impact of the repurchase of common stock shares on the year-to-date average common outstanding calculation, and the effect of rounding, the sum of the 2019 quarterly earnings per common share will not equal the 2019 year-to-date earnings per common share amount.
(2)Net interest margin, excluding PPP loans, fully tax equivalent is calculated by removing average PPP loans from average interest earning assets, and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(3)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

Origin Bancorp, Inc.
Consolidated Balance Sheets

(Dollars in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Assets	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Cash and due from banks	$57,054	$91,104	$62,160	$79,005	$75,204
Interest-bearing deposits in banks	99,282	469,075	229,358	229,757	124,356
Total cash and cash equivalents	156,336	560,179	291,518	308,762	199,560
Securities:
Available for sale	720,616	601,637	501,070	492,461	548,980
Held to maturity, net of allowance for credit losses	38,287	28,383	28,620	28,759	28,897
Securities carried at fair value through income	11,977	12,242	11,513	11,745	11,615
Total securities	770,880	642,262	541,203	532,965	589,492
Non-marketable equity securities held in other financial institutions	41,864	52,267	39,808	49,205	49,008
Loans held for sale	121,541	75,322	64,837	67,122	58,408
Loans	5,312,194	4,481,185	4,143,195	4,188,497	3,984,597
Less: allowance for credit losses	70,468	56,063	37,520	37,126	36,683
Loans, net of allowance for credit losses	5,241,726	4,425,122	4,105,675	4,151,371	3,947,914
Premises and equipment, net	80,025	80,193	80,457	80,921	80,672
Mortgage servicing rights	15,235	16,122	20,697	19,866	21,529
Cash surrender value of bank-owned life insurance	37,102	36,874	37,961	37,755	33,070
Goodwill and other intangible assets, net	30,953	31,241	31,540	31,842	32,144
Accrued interest receivable and other assets	148,247	130,056	110,930	117,119	107,828
Total assets	$6,643,909	$6,049,638	$5,324,626	$5,396,928	$5,119,625
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$1,584,746	$1,115,811	$1,077,706	$1,154,660	$1,003,499
Interest-bearing deposits	3,041,859	2,673,881	2,360,096	2,309,387	2,011,719
Time deposits	745,617	766,554	790,810	820,270	839,794
Total deposits	5,372,222	4,556,246	4,228,612	4,284,317	3,855,012
FHLB advances and other borrowings	478,260	716,909	417,190	419,681	601,346
Subordinated debentures	78,567	78,539	9,671	9,664	9,657
Accrued expenses and other liabilities	100,079	91,313	69,891	94,903	69,317
Total liabilities	6,029,128	5,443,007	4,725,364	4,808,565	4,535,332
Stockholders' equity
Common stock	117,506	117,380	117,405	117,409	118,871
Additional paid-in capital	236,156	235,709	235,623	235,018	243,002
Retained earnings	240,506	237,720	239,901	229,246	216,801
Accumulated other comprehensive income	20,613	15,822	6,333	6,690	5,619
Total stockholders' equity	614,781	606,631	599,262	588,363	584,293
Total liabilities and stockholders' equity	$6,643,909	$6,049,638	$5,324,626	$5,396,928	$5,119,625

Origin Bancorp, Inc.
Loan Data

	At and for the three months ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

LHFI	(Dollars in thousands, unaudited)
Loans secured by real estate:
Commercial real estate	$1,323,754	$1,302,520	$1,296,847	$1,305,006	$1,219,470
Construction/land/land development	570,032	563,820	517,688	509,905	524,999
Residential real estate	769,354	703,263	689,555	680,803	651,988
Total real estate	2,663,140	2,569,603	2,504,090	2,495,714	2,396,457
Commercial and industrial	1,862,534	1,455,497	1,343,475	1,367,595	1,341,652
Mortgage warehouse lines of credit	769,157	437,257	274,659	304,917	224,939
Consumer	17,363	18,828	20,971	20,271	21,549
Total LHFI	5,312,194	4,481,185	4,143,195	4,188,497	3,984,597
Less: allowance for credit losses	70,468	56,063	37,520	37,126	36,683
LHFI, net	$5,241,726	$4,425,122	$4,105,675	$4,151,371	$3,947,914

Nonperforming assets
Nonperforming LHFI
Commercial real estate	$4,717	$11,306	$6,994	$7,460	$9,423
Construction/land/land development	3,726	3,850	4,337	860	1,111
Residential real estate	6,713	4,076	5,132	5,254	4,978
Commercial and industrial	14,772	13,619	14,520	17,745	14,810
Consumer	119	181	163	153	156
Total nonperforming LHFI	30,047	33,032	31,146	31,472	30,478
Nonperforming loans held for sale	734	840	927	1,462	2,049
Total nonperforming loans	30,781	33,872	32,073	32,934	32,527
Repossessed assets	4,155	5,296	4,753	4,565	3,554
Total nonperforming assets	$34,936	$39,168	$36,826	$37,499	$36,081
Classified assets	$100,299	$79,980	$69,870	$73,516	$80,124
Past due LHFI (1)	23,751	51,018	29,980	29,965	31,884

Allowance for credit losses
Balance at beginning of period	$56,063	$37,520	$37,126	$36,683	$35,578
Impact of adopting ASC 326	—	1,247	—	—	—
Provision for loan credit losses	20,878	18,397	3,167	3,435	1,782
Loans charged off	6,587	1,425	3,268	5,415	840
Loan recoveries	114	324	495	2,423	163
Net charge-offs (recoveries)	6,473	1,101	2,773	2,992	677
Balance at end of period	$70,468	$56,063	$37,520	$37,126	$36,683

Origin Bancorp, Inc.
Loan Data - Continued

	At and for the three months ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Credit quality ratios	(Dollars in thousands, unaudited)
Total nonperforming assets to total assets	0.53%	0.65%	0.69%	0.69%	0.70%
Total nonperforming loans to total loans	0.57	0.74	0.76	0.77	0.80
Nonperforming LHFI to LHFI	0.57	0.74	0.75	0.75	0.76
Past due LHFI to LHFI	0.45	1.14	0.72	0.72	0.80
Allowance for credit losses to nonperforming LHFI	234.53	169.72	120.46	117.97	120.36
Allowance for credit losses to total LHFI	1.33	1.25	0.91	0.89	0.92
Allowance for credit losses to total LHFI excluding PPP and warehouse loans (2)	1.75	1.37	0.96	0.95	0.97
Net charge-offs (recoveries) to total average LHFI (annualized)	0.53	0.11	0.26	0.29	0.07
____________________________
(1)Past due LHFI are defined as loans 30 days past due or more.
(2)The allowance for credit losses ("ACL") to total LHFI excluding PPP and warehouse loans is calculated by excluding the ACL for warehouse loans from the numerator and excluding the PPP and warehouse loans from the denominator. Mortgage warehouse loans increased significantly during the period, but, due to their low-risk profile, require a disproportionately low allocation of the allowance for credit losses.

Origin Bancorp, Inc.
Average Balances and Yields/Rates

	Three months ended
	June 30, 2020		March 31, 2020		June 30, 2019
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate
Assets	(Dollars in thousands, unaudited)
Commercial real estate	$1,307,715	4.45%	$1,274,633	4.88%	$1,209,645	5.16%
Construction/land/land development	562,233	4.40	545,076	5.21	505,119	5.70
Residential real estate	742,657	4.44	695,040	4.76	640,123	4.90
PPP	449,680	2.72	—	—	—	—
Commercial and industrial ("C&I") excl. PPP	1,378,898	3.92	1,372,801	4.74	1,310,611	5.36
Mortgage warehouse lines of credit	462,088	3.79	210,480	4.46	203,524	5.45
Consumer	18,362	6.45	19,687	6.74	20,902	7.01
LHFI	4,921,633	4.09	4,117,717	4.85	3,889,924	5.29
Loans held for sale	91,991	3.10	33,288	4.86	23,927	3.45
Loans receivable	5,013,624	4.07	4,151,005	4.85	3,913,851	5.27
Investment securities-taxable	492,752	2.22	450,576	2.41	492,169	2.61
Investment securities-nontaxable	208,667	2.67	102,954	2.95	103,485	3.37
Non-marketable equity securities held in other financial institutions	51,713	2.29	40,494	3.09	44,974	3.80
Interest-bearing balances due from banks	345,906	0.38	319,953	1.49	164,686	2.67
Total interest-earning assets	6,112,662	3.65%	5,064,982	4.37%	4,719,165	4.85%
Noninterest-earning assets(1)	334,864		335,722		324,786
Total assets	$6,447,526		$5,400,704		$5,043,951

Liabilities and Stockholders' Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$2,633,520	0.51%	$2,444,953	1.05%	$2,050,058	1.39%
Time deposits	751,607	1.75	781,907	1.98	830,399	2.13
Total interest-bearing deposits	3,385,127	0.79	3,226,860	1.28	2,880,457	1.61
FHLB advances and other borrowings	657,332	1.00	297,750	1.80	436,260	2.11
Securities sold under agreements to repurchase	13,776	0.10	16,866	0.45	34,049	1.36
Subordinated debentures	78,557	4.65	51,308	4.72	9,654	5.69
Total interest-bearing liabilities	4,134,792	0.89%	3,592,784	1.37%	3,360,420	1.68%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,578,987		1,097,646		1,018,081
Other liabilities(1)	115,849		99,112		88,689
Total liabilities	5,829,628		4,789,542		4,467,190
Stockholders' Equity	617,898		611,162		576,761
Total liabilities and stockholders' equity	$6,447,526		$5,400,704		$5,043,951
Net interest spread		2.76%		3.00%		3.17%
Net interest margin		3.05%		3.40%		3.65%
Net interest margin - (tax- equivalent)(2)		3.09%		3.44%		3.70%
Net interest margin excluding PPP loans - (tax- equivalent)(3)		3.15%		N/A		N/A
____________________________
(1)Includes Government National Mortgage Association ("GNMA") repurchase average balances of $29.0 million, $27.9 million, and $25.8 million for the three months ended June 30, 2020, March 31, 2020, and June 30, 2019, respectively. The GNMA repurchase asset and liability are recorded as equal offsetting amounts in the consolidated balance sheets, with the asset included in Loans held for sale and the liability included in FHLB advances and other borrowings.
(2)In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.
(3)Net interest margin, excluding PPP loans, fully tax equivalent is calculated by removing average PPP loans from average interest earning assets, and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.

Origin Bancorp, Inc.
Non-GAAP Financial Measures

(Dollars in thousands, except per share amounts, unaudited)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Calculation of Tangible Common Equity:
Total common stockholders' equity	$614,781	$606,631	$599,262	$588,363	$584,293
Less: goodwill and other intangible assets, net	30,953	31,241	31,540	31,842	32,144
Tangible Common Equity	$583,828	$575,390	$567,722	$556,521	$552,149

Calculation of Tangible Book Value per Common Share:
Divided by common shares outstanding at the end of the period	23,501,233	23,475,948	23,480,945	23,481,781	23,774,238
Tangible Book Value per Common Share	$24.84	$24.51	$24.18	$23.70	$23.22

Calculation of PTPP Earnings:
Net Income	$4,957	$753	$12,827	$14,617	$12,283
Plus: provision for credit losses	21,403	18,531	2,377	4,201	1,985
Plus: income tax expense	786	(427)	3,175	3,620	2,782
PTPP Earnings	$27,146	$18,857	$18,379	$22,438	$17,050

Calculation of PTPP ROAA and PTPP ROAE:
PTPP Earnings	$27,146	$18,857	$18,379	$22,438	$17,050
Divided by number of days in the quarter	91	91	92	92	91
Multiplied by the number of days in the year	366	366	365	365	365
Annualized PTPP Earnings	$109,181	$75,842	$72,917	$89,020	$68,387

Divided by total average assets	$6,447,526	$5,400,704	$5,271,979	$5,179,549	$5,043,951
PTPP ROAA (annualized)	1.69%	1.40%	1.38%	1.72%	1.36%

Divided by total average stockholder's equity	$617,898	$611,162	$597,925	$588,504	$576,761
PTPP ROAE (annualized)	17.67%	12.41%	12.19%	15.13%	11.86%